UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Preliminary Proxy Statement

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Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

AXS-ONE INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AXS-ONE INC.

301 ROUTE 17 NORTH

RUTHERFORD, NEW JERSEY 07070

SUPPLEMENT TO THE PROXY STATEMENT

OF AXS-ONE INC.

Dated October 22, 2007

November 16, 2007

Dear Fellow Stockholder:

We recently contacted you regarding a special meeting of stockholders of AXS-One Inc. to take place on November 29, 2007 for the sole purpose of approving an amendment to our certificate of incorporation to increase the number of authorized shares of common stock of the company from 50,000,000 to 125,000,000. We are now writing to update you on recent important developments regarding a sale of AXS-One Inc. securities in a private placement transaction under Rule 506 promulgated under the Securities Act of 1933, as amended, to nine accredited investors, which necessitates the increase in our authorized common stock.

On November 13, 2007, we entered into a Convertible Note and Warrant Purchase Agreement (the “Purchase Agreement”). At the closing of this transaction on November 16, 2007, we sold and issued an aggregate of $3,750,000 principal amount of our Series C 6% Secured Convertible Promissory Notes (the “Notes”), together with warrants to purchase an aggregate of 3,750,000 shares of common stock of AXS-One (the “Warrants”). The Notes mature on May 29, 2009, are convertible into AXS-One common stock at a fixed conversion rate of $1.00 per share (subject to adjustment for stock splits, combinations, and dividends), bear interest of 6% per annum and are secured by substantially all the assets of AXS-One. The principal and accrued interest on the Notes may be converted at the option of the Note holder at any time prior to maturity. Each Note holder also received a Warrant to purchase one share of AXS-One common stock for each $1.00 of the principal amount of Notes purchased by the holder. Each Warrant has an exercise price of $0.01 per share and is exercisable at any time through November 16, 2014. If all Notes were converted on the maturity date and all Warrants were exercised, an aggregate of 8,200,824 shares of our common stock would be issued to the investors.

In addition, in connection with the financing under the Purchase Agreement, we amended our Series A 6% Secured Convertible Promissory Notes and Series B 6% Secured Convertible Promissory Notes, in each case, issued on May 29, 2007 (the “Prior Notes”) to provide that any event of default under the Notes will constitute an event of default under the Prior Notes.

Prior to the stockholder approval and consummation of the proposed increase in the number of authorized shares of common stock of AXS-One to 125,000,000 at the special stockholders meeting on November 29, 2007, we will not have sufficient authorized and unreserved common stock to issue all of the shares of common stock that would otherwise be issuable upon full conversion of the Notes and full exercise of the Warrants. In the event that we are unable to obtain the stockholder approval necessary to increase the number of authorized shares, AXS-One shall be deemed to be in default under the Notes and Note holders and the Prior Note holders may at any time at their option, declare the entire unpaid principal balance of the Notes and the Prior Notes, together with all interest accrued thereon, due and payable.

You are not obligated to take any action. However, you can change your previously cast votes if you choose. You can vote even if you have not previously cast a vote on this matter.

The board of directors continues to recommend that stockholders vote “FOR” the amendment to the certificate of incorporation increasing our authorized number of shares of common stock.

Thank you for your cooperation.

Sincerely yours,
/s/ William P. Lyons
William P. Lyons
Chairman of the Board and Chief Executive Officer

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed amendment to AXS-One’s certificate of incorporation to increase the number of authorized shares of common stock of the company from 50,000,000 to 125,000,000, and the required approval by AXS-One’s stockholders, AXS-One filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) on October 22, 2007. Stockholders of AXS-One are urged to read the definitive proxy statement because it contains important information. Documents filed with the SEC by AXS-One are available free of charge at the SEC’s web site at http://www.sec.gov.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this letter are “forward-looking” statements, including express or implied statements regarding the future approval by AXS-One’s stockholders of the pending amendment to AXS-One’s certificate of incorporation. Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Among the factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements are the risks associated with whether the amendment to AXS-One’s certificate of incorporation to increase the number of authorized shares of common stock of the company from 50,000,000 to 125,000,000 will be approved by the stockholders of AXS-One. AXS-One assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law and the statements contained in this supplement are current as of the date hereof only.